Exhibit 10.2
August 15, 2022
VIA ELECTRONIC MAIL ([***])
James Mock
[***]
[***]

Re:    Offer of Employment with Moderna
Dear Jamey,

On behalf of Moderna (ModernaTx, Inc. or, alternatively, one of its US-based subsidiaries to which you may be assigned, hereafter “Moderna” or the “Company”), it is my privilege to offer you the opportunity to join our mission: to boldly, curiously, and relentlessly deliver on the promise of mRNA technology to transform the lives of patients. We are confident that, as you leverage our Moderna Mindsets to help build and grow the best possible version of Moderna, you will experience challenge, satisfaction, collaboration, and opportunity for professional and personal growth.

Role and Start Date: You will join Moderna in the position of Chief Financial Officer as a regular, full-time employee. Your first day of employment will be on September 6, 2022 (the “Start Date”) and your regular place of work will be at the Company’s offices in Cambridge, Massachusetts.
Moderna Total Rewards: As a Moderna executive, you are eligible for a meaningful total compensation and rewards program, inclusive of:
Base Compensation: You will be paid an annualized base salary of USD$750,000.00 at the rate of USD$28,846.15 per bi-weekly pay period. Your salary is subject to deductions and withholdings as required by law. As a salaried, exempt employee, you will not be eligible for overtime payments. Adjustments in your Base Salary, if any, will only be made in a manner that is consistent with the rest of the executive team and at the direction of the Board of Directors (and shall otherwise be subject to your rights under the Amended and Restated Executive Severance Plan (“ESP”). The Company acknowledges and agrees that you shall be a Participant in the current ESP upon your Start Date.

Sign On Cash Bonus: If you accept this offer, you will receive a one-time gross sign-on payment of $1,000,000.00 (the “Sign On Bonus”) within thirty (30) days following the Start Date (the “Payment Date”) unless you give notice of your resignation, resign, or your employment terminates for any reason prior to the Payment Date. If you resign for any reason (other than due to death or disability) or are terminated by the Company for Cause (as defined below), either within twenty-four (24) months of the Payment Date, you will be required to and agree to repay the Company for the total net amount of the Sign-On Bonus within one week of your separation date, and to the maximum extent permitted by law, you authorize the Company to deduct any owed Sign-On Bonus as a valid set-off from your final wages, any accrued and unused vacation pay, bonus, outstanding expense reimbursement, and/or any other payments or compensation owed to you by the Company. For purposes of this section, "Cause" means one or more of the following events, as determined in the Company’s reasonable discretion: (i) your failure to perform or negligence in performing (other than by reason of disability or death) your duties and responsibilities as a Company employee after receiving written notification of the failure from the

Company and, if curable, a period of thirty (30) days to cure such failure; (ii) your failure to comply with the requirements of the Company’s Code of Conduct or any other Company standards, policies, or practice(s) regarding acceptable workplace conduct; (iii) a breach by you of any provision of this offer letter (including its Exhibit A) or any of the other agreements you may have with the Company; (iv) your conviction of, or the entry of a pleading of guilty or nolo contendere to, any crime involving fraud or embezzlement or any felony; or (iv) any form of fraudulent conduct.
Benefits: Moderna is proud to provide you with a comprehensive suite of innovative health and wellbeing benefits to support our diverse and multigenerational workforce. As a regular employee working over 20 hours per week, you will be eligible for various employee benefit programs offered to Company employees in comparable positions in line with the eligibility requirements and other terms of the Company’s benefit plans and/or policies. These benefits currently include paid vacation and sick time, group medical and dental insurance, group life insurance, short and long-term disability insurance, and a 401(k) plan with a Company match, along with many other wellness benefits. The eligibility requirements and other information regarding these benefits are set forth in the Company’s Summary of Benefits and more detailed documents available from the Company. With the exception of the “employment at will” policy below, Moderna may, from time to time in its sole discretion, modify the benefits offered to employees and any associated plans or policies. Where a benefit is subject to a formal plan (for example, medical insurance or life insurance), eligibility to participate in and receive such benefit is controlled solely by the applicable plan document.

Annual Performance Bonus Program: Executives at Moderna work hard and are well rewarded for their performance. To that end, you will be eligible to participate in the Company’s annual performance bonus program, subject to its terms and conditions, with the potential to earn an annual performance bonus at an initial target level of 90% of your then annual base compensation. Performance bonuses under the Company’s annual performance bonus program are subject to the Company’s sole discretion based upon multiple factors, including but not limited to the Company’s performance, overall business conditions, and your individual performance and likelihood of continued employment, which means that any annual performance bonus could be higher, lower, or equivalent to the target bonus amount. The components of the Company’s annual incentive bonus program are subject to periodic review and adjustment. As your Start Date with the Company is between January 1 and the first Monday of October of this year, you will be eligible to earn an annual incentive bonus payment for this year prorated to your length of employment during this calendar year. You must be actively employed by the Company at the time annual performance bonus awards are distributed to employees in your role to be eligible to receive an annual performance bonus award. Annual performance bonus awards are typically paid on or before March 15 of the calendar year following the bonus eligibility year.

New Hire and Long-Term Incentive Equity Program: As an additional incentive for you to join the Company and to contribute to its long-term growth, you will be eligible to participate in both new hire and annual long-term equity incentive award programs. Subject to approval by the Company’s Board of Directors (the “Board”) and the Company’s parent entity, within thirty (30) trading days of your Start Date you will be granted a new hire long term equity award equivalent to a total value of $6,000,000.00 (the "New Hire Equity Award") with the effective date of the New Hire Equity Award being the date the grant is approved by the Board (the “Grant Date”). Further, subject to the Board’s approval, you also will be eligible to receive an annual long-term equity award related to your performance during the eligible performance period and potential for long-term impact (the “Annual Equity Award”) provided your Start Date is on or before the first Monday in October of this year, which shall not be subject to proration in your first year of employment. The target grant value of an Annual Equity Award at your level is currently between $3,000,000.00 and $4,000,000.00. Annual Equity Awards typically will be issued in the first quarter of the year. The New Hire Equity and Annual Equity Award grants are conditioned upon, among other things, your execution of all incentive award program documentation required by the Company. At this time, the Board has approved that the New Hire Equity Award will vest according to the following schedule: 25% of the New Hire Equity Award will vest on the first anniversary of the date of grant, and the remaining 75% of the New Hire Equity Award will vest in equal calendar quarterly installments over the next three (3) years. As a condition to the vesting of each installment of the New Hire Equity Award, you must be actively employed by the Company as of the relevant vesting date without any prior interruption of service. All Equity Awards are subject to the terms and conditions of the Company’s equity award plans and Board approvals, as they may be amended from time to time.
You shall also be provided a Moderna, Inc. Officer’s Indemnification Agreement, which shall be in addition to any rights of indemnification to which you may be entitled under applicable law, Moderna’s organizing documents, a vote of stockholders or a resolution of directors, or otherwise.
All compensation, payments, stock, stock options, and benefits referred to above are subject to withholdings, taxes and other deductions as required by applicable laws or regulations.
There are many additional benefits to joining Moderna and they are outlined in further detail at https://modernabenefits.com/fair/index and throughout the onboarding process.

Preparing For Your Moderna Experience To Begin:

Protection of Moderna Innovation: In connection with your employment, you will be exposed to and provided with confidential and/or trade secret information about the Company and its present and future operations, products, and services (“Confidential Information”). In order to protect such Confidential Information and the Company’s goodwill, this offer of employment is contingent upon you signing the Employee Confidentiality, Assignment, Nonsolicitation, and Noncompetition Agreement (the “Restrictive Covenant Agreement”), attached to this offer letter as Exhibit A, and your ongoing observance of its terms.

Protection Of Third-Party Innovation: You represent that your employment with the Company does not violate any pre-existing restriction, obligation, or contract, and that you are not subject to any agreements with non-competition, non-solicitation, invention assignment, proprietary information, confidentiality, or similar provisions that could prevent you from devoting your full business time, know- how, and attention to your work at the Company. You understand that your initial and continued employment with the Company is contingent upon the accuracy of this representation. If you are subject to any such restriction or agreement, please immediately provide me with a copy of the applicable agreement for review prior to accepting this offer. You also represent and agree that you will abide by the terms of any ongoing obligations to your present or prior employers or any other person, including but not limited to promises relating to the hiring or solicitation of employees, the solicitation of clients or customers, and maintaining the confidentiality of proprietary information or trade secrets. By accepting this offer, you agree that you will not, at any time, bring with you to the Company or use or disclose any confidential or proprietary information or trade secrets of any person, employer, or entity with whom or with which you have an agreement or obligation to keep in confidence that is not generally available to the public or has not been legally transferred to you or the Company.

Pre-Hire Requirements: This offer of employment is contingent upon the satisfactory completion of professional reference and background checks (which include verification of employment and education as well as a job-related criminal background screen) and a pre-employment drug test. We suggest that you do not resign from your current position and do not relocate until you have received confirmation from the Company that these pre-hire requirements have been successfully completed, as this offer will be rescinded if any of the above conditions are not satisfied. This offer is also contingent upon satisfactory proof of your right to work in the United States. Please expect to complete an I-9 Employment Verification Form with supporting documentation of eligibility to work in the United States on or immediately prior to your Start Date. By accepting this offer, you certify that you have not been debarred by the U.S. Food and Drug Administration or excluded from participation in federal health care programs by the Office of Inspector General, and further certify that in the event you are so debarred or excluded at any time during your employment, you will immediately report this to the Company’s Compliance team. You understand that the Company and its agents may conduct ongoing checks of criminal history and other relevant government databases to confirm that your continued employment does not violate any of the Company’s compliance obligations and authorize the Company and its agents to conduct such checks as needed.

PLEASE NOTE: Moderna currently maintains a requirement that all US-based employees be fully vaccinated against COVID-19 prior to their employment start date unless a reasonable accommodation is approved for those unable to be vaccinated where it is not an undue hardship to the Company to do so as provided under federal, state, and local law.

At-Will Employment: This offer letter does not constitute a contract of employment for any specific time period. You may terminate your employment with the Company at any time and for any reason simply by notifying the Company in writing. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice, and as needed in a dynamic business, may change your job duties, title, reporting structure, and other terms and conditions of employment at any time, for any legal reason, subject to and in accordance with the terms and conditions of the ESP and other executive plans that may be applicable to you from time to time. Your employment-at-will status can only be modified in a written agreement signed by you and the Chief Executive Officer of the Company or his designee.
Entire Agreement: This offer letter, together with the Restrictive Covenant Agreement, forms the complete employment arrangement with the Company and supersedes any other agreements or promises made to you by anyone regarding this offer, whether oral or written. Changes to your initial employment terms, require a written modification signed by you and the Company’s Chief Executive Officer. The terms of this offer letter and the resolution of any disputes arising out of, related to, or in any way connected with this offer letter or your employment with the Company will be governed by the laws of the Commonwealth of Massachusetts, without giving effect to conflict of law provisions.

We look forward to your acceptance of this offer on or before August 16, 2022. You acknowledge and agree that electronic signatures, whether digital or encrypted, of you and the Company on this offer letter are intended to have the same force and effect as manual signatures.

We look forward to you joining the Moderna team and are pleased that you will be working with us to build a transformative company for patients.
On behalf of Moderna,

/s/ April Eldred

April Eldred
Vice President, Talent Acquisition

YOU ACKNOWLEDGE THAT YOU HAVE CAREFULLY READ THIS OFFER, INCLUDING ITS EXHIBIT A, AND UNDERSTAND AND AGREE TO ALL OF ITS PROVISIONS AND CONDITIONS AS DEMONSTRATED BY YOUR ELECTRONIC SIGNATURE. YOU FURTHER REPRESENT THAT YOU WERE GIVEN THIS OFFER, INCLUDING ITS EXHIBIT A, AT LEAST TEN DAYS PRIOR TO THE START DATE AND HAD THE OPPORTUNITY TO REVIEWIT WITH A REPRESENTATIVE OF YOUR CHOOSING.

Acknowledged:

/s/ James Mock                    Date: 15 August 2022
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